Exhibit 99
1201 S. Second Street
Milwaukee, WI 53204
USA

News Release

Contact	Darice Brown	Patrick Goris
	Media Relations	Investor Relations
	Rockwell Automation	Rockwell Automation
	414.382.4852	414.382.8510
Rockwell Automation Reports Fourth Quarter and Full Year 2015 Results

•	Fourth quarter sales down 10 percent year over year; down 2 percent organically

•	Fourth quarter Adjusted EPS of $1.57; diluted EPS of $1.50

•	Full year Adjusted EPS of $6.40, up 4 percent despite 5 percent lower sales; diluted EPS of $6.09

•	Record fiscal year free cash flow and ROIC

•	Company increases dividend 12 percent

•	Company provides fiscal 2016 Adjusted EPS guidance of $5.90 - $6.40
MILWAUKEE (November 10, 2015) – Rockwell Automation, Inc. (NYSE: ROK) today reported fiscal 2015 fourth quarter sales of $1,607.5 million, down 9.8 percent from $1,781.8 million in the fourth quarter of fiscal 2014. Organic sales decreased 2.3 percent, and currency translation reduced sales by 7.6 percent.
Fiscal 2015 fourth quarter Adjusted EPS was $1.57, down 16 percent compared to Adjusted EPS of $1.86 in the fourth quarter of fiscal 2014. Total segment operating earnings were $335.8 million in the fourth quarter of fiscal 2015, down 15 percent compared to $395.8 million in the same period last year. Results in the fourth quarter of fiscal 2015 included $12 million of restructuring charges. Total segment operating margin decreased to 20.9 percent from 22.2 percent a year ago, primarily due to lower operating margin in the Architecture & Software segment.
On a GAAP basis, fiscal 2015 fourth quarter net income was $201.3 million or $1.50 per share, compared to $248.7 million or $1.79 per share in the fourth quarter of fiscal 2014. Pre-tax margin decreased to 17.3 percent from 19.0 percent in the same period last year.

Full Fiscal Year 2015
Sales were $6,307.9 million in fiscal 2015, down 4.8 percent compared to $6,623.5 million in fiscal 2014. Organic sales increased 1.1 percent, and currency translation reduced sales by 6.0 percent.
Fiscal 2015 Adjusted EPS was $6.40, up 3.7 percent compared to Adjusted EPS of $6.17 in fiscal 2014. Total segment operating earnings increased to $1,360.5 million in fiscal 2015 compared to $1,352.0 million in fiscal 2014. Total segment operating margin increased to 21.6 percent from 20.4 percent a year ago, primarily due to higher organic sales and strong productivity.
On a GAAP basis, fiscal 2015 net income was $827.6 million or $6.09 per share, compared to $826.8 million or $5.91 per share in fiscal 2014. Pre-tax margin increased to 17.9 percent from 17.1 percent a year ago.
Commenting on the results, Keith D. Nosbusch, chairman and chief executive officer, said, “Both sales and earnings were below our expectations in the quarter. Sales softened through the quarter and September was especially weak, particularly in the U.S.
“For the full year, we overcame significant headwinds from heavy industry end markets and delivered organic growth of 1.1 percent. I am pleased that segment operating margin expanded 120 basis points. Strong productivity, particularly in the Control Products & Solutions segment, was a key contributor. I am also pleased that we were able to grow our earnings per share despite lower sales.
“We generated record free cash flow of about $1.1 billion and continued our track record of returning cash to shareowners. We returned over $950 million in fiscal 2015, a 19 percent increase compared to fiscal 2014. And today we are announcing a 12 percent dividend increase, the seventh consecutive double-digit percentage increase since the beginning of 2010. This increase reflects confidence in our sustainable cash generation.
"I would like to thank our employees, partners and suppliers for their continued commitment to serve our customers. Their dedication is key to our success.”

Outlook
Commenting on the outlook, Nosbusch added, "We are experiencing weak market conditions as we enter fiscal 2016. Heavy industry end markets including oil and gas have not yet stabilized, and we see continued softness in key emerging markets. In our largest market, the U.S., the strong dollar is adversely affecting producers and OEMs. As a result, our customers are being more cautious with capital expenditures and operating spending. We therefore expect a particularly weak start to the fiscal year and don't believe we will see year-over-year growth until later in fiscal 2016.
“Based on these factors, we are projecting fiscal 2016 organic sales to be flat to down 4 percent year over year. Including the impact of currency, we are initiating fiscal 2016 sales guidance of approximately $6.0 billion and Adjusted EPS guidance of $5.90 to $6.40.
“We have a proven track record of managing costs while protecting our technology investments and domain expertise during challenging market conditions. We have already initiated restructuring actions and will continue to balance short-term financial performance with investments that will enable long-term growth and sustainable competitive differentiation.
“The long-term prospects for Rockwell Automation are very attractive. The secular drivers for industrial automation and information remain intact, and we will continue to expand the value we provide our customers and gain market share.”

Following is a discussion of fourth quarter and full year results for both segments.
Architecture & Software
Architecture & Software fiscal 2015 fourth quarter sales were $683.9 million, a decrease of 8.5 percent from $747.4 million in the same period last year. Organic sales decreased 0.4 percent, and currency translation reduced sales by 8.1 percent. Segment operating earnings were $186.5 million in the fourth quarter of fiscal 2015 compared to $232.7 million in the fourth quarter of fiscal 2014. Segment operating margin decreased to 27.3 percent in the fourth quarter of fiscal 2015 from 31.1 percent a year ago, primarily due to unfavorable currency effects and increased research and development project spending.
Architecture & Software fiscal 2015 sales were $2,749.5 million, a decrease of 3.4 percent from $2,845.3 million last year. Fiscal 2015 organic sales were up 3.1 percent, and currency translation reduced sales by 6.6 percent. Segment operating earnings were $808.6 million in fiscal 2015 compared to $839.6 million in fiscal 2014. Segment operating margin was 29.4 percent in fiscal 2015 compared to 29.5 percent in fiscal 2014.
Control Products & Solutions
Control Products & Solutions fiscal 2015 fourth quarter sales were $923.6 million, a decrease of 10.7 percent from $1,034.4 million in the same period last year. Organic sales decreased 3.6 percent, and currency translation reduced sales by 7.2 percent. Segment operating earnings decreased 8.5 percent to $149.3 million in the fourth quarter of fiscal 2015 compared to $163.1 million in the fourth quarter of fiscal 2014. Segment operating margin was 16.2 percent in the fourth quarter of fiscal 2015, compared to 15.8 percent a year ago.
Control Products & Solutions fiscal 2015 sales were $3,558.4 million, a decrease of 5.8 percent from $3,778.2 million last year. Organic sales decreased 0.4 percent, and currency translation reduced sales by 5.6 percent. Segment operating earnings increased to $551.9 million in fiscal 2015 compared to $512.4 million in fiscal 2014. Despite lower sales, segment operating margin was 15.5 percent in fiscal 2015 compared to 13.6 percent a year ago, primarily due to very strong productivity.

Other Information
Free cash flow was $308.5 million in the fourth quarter of fiscal 2015. Cash flow provided by operating activities was $348.0 million in the fourth quarter of fiscal 2015. Full fiscal year 2015 free cash flow was $1,077.2 million, 124 percent of Adjusted Income. Cash flow provided by operating activities for the full fiscal year 2015 was $1,187.7 million. Return on invested capital was 32.6 percent.
Fiscal 2015 fourth quarter general corporate net expense was $19.5 million compared to $22.3 million in the fourth quarter of 2014. General corporate net expense was $85.6 million for the full fiscal year 2015 compared to $81.0 million in fiscal 2014.
The Adjusted Effective Tax Rate for the fourth quarter of fiscal 2015 was 28.2 percent compared to 27.0 percent in the fourth quarter of 2014. The Adjusted Effective Tax Rate for the full fiscal year 2015 was 27.0 percent compared to 27.5 percent in fiscal 2014.
The effective tax rate for the fourth quarter of fiscal 2015 was 27.8 percent compared to 26.6 percent in the fourth quarter of 2014. The effective tax rate for the full fiscal year 2015 was 26.6 percent compared to 27.1 percent in fiscal 2014.
During the fourth quarter of fiscal 2015, the Company repurchased 1.8 million shares of its common stock at a cost of $196.5 million. During fiscal year 2015, the Company repurchased 5.4 million shares of its common stock at a cost of $606.2 million. As of September 30, 2015, $445.2 million remained available under the existing share repurchase authorization.
Today the Board of Directors declared a quarterly dividend of 72.5 cents per share on the Company's common stock, payable on December 10, 2015 to shareowners of record at the close of business on November 23, 2015.
Organic sales, total segment operating earnings, total segment operating margin, Adjusted Income, Adjusted EPS, Adjusted Effective Tax Rate, free cash flow and return on invested capital are non-GAAP measures that are reconciled to GAAP measures in the attachments to this release.

Conference Call
A conference call to discuss our financial results will take place at 8:30 a.m. Eastern Time on Tuesday, November 10, 2015. The call and related financial charts will be webcast and accessible via the Rockwell Automation website (http:www.rockwellautomation.com/investors/).

This news release contains statements (including certain projections and business trends) that are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Words such as “believe”, “estimate”, “project”, “plan”, “expect”, “anticipate”, “will”, “intend” and other similar expressions may identify forward-looking statements. Actual results may differ materially from those projected as a result of certain risks and uncertainties, many of which are beyond our control, including but not limited to:

•
macroeconomic factors, including global and regional business conditions, the availability and cost of capital, commodity prices, the cyclical nature of our customers’ capital spending, sovereign debt concerns and currency exchange rates;

•	laws, regulations and governmental policies affecting our activities in the countries where we do business;

•	the successful development of advanced technologies and demand for and market acceptance of new and existing products;

•	the availability, effectiveness and security of our information technology systems;

•	competitive products, solutions and services and pricing pressures, and our ability to provide high quality products, solutions and services;

•	a disruption of our business due to natural disasters, pandemics, acts of war, strikes, terrorism, social unrest or other causes;

•	our ability to manage and mitigate the risk related to security vulnerabilities and breaches of our products, solutions and services;

•	intellectual property infringement claims by others and the ability to protect our intellectual property;

•	the uncertainty of claims by taxing authorities in the various jurisdictions where we do business;

•	our ability to attract and retain qualified personnel;

•	our ability to manage costs related to employee retirement and health care benefits;

•	the uncertainties of litigation, including liabilities related to the safety and security of the products, solutions and services we sell;

•	our ability to manage and mitigate the risks associated with our solutions and services businesses;

•	a disruption of our distribution channels;

•	the availability and price of components and materials;

•	the successful integration and management of acquired businesses;

•	the successful execution of our cost productivity and globalization initiatives; and

•	other risks and uncertainties, including but not limited to those detailed from time to time in our Securities and Exchange Commission (SEC) filings.

These forward-looking statements reflect our beliefs as of the date of filing this release. We undertake no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.
Rockwell Automation, Inc. (NYSE: ROK), the world’s largest company dedicated to industrial automation and information, makes its customers more productive and the world more sustainable. Headquartered in Milwaukee, Wis., Rockwell Automation employs over 22,500 people serving customers in more than 80 countries.

ROCKWELL AUTOMATION, INC.
SALES AND EARNINGS INFORMATION
(in millions, except per share amounts)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Sales
Architecture & Software (a)	$683.9	$747.4	$2,749.5	$2,845.3
Control Products & Solutions (b)	923.6	1,034.4	3,558.4	3,778.2
Total sales (c)	$1,607.5	$1,781.8	$6,307.9	$6,623.5
Segment operating earnings
Architecture & Software (d)	$186.5	$232.7	$808.6	$839.6
Control Products & Solutions (e)	149.3	163.1	551.9	512.4
Total segment operating earnings[1] (f)	335.8	395.8	1,360.5	1,352.0
Purchase accounting depreciation and amortization	(5.2)	(5.7)	(21.0)	(21.6)
General corporate — net	(19.5)	(22.3)	(85.6)	(81.0)
Non-operating pension costs	(15.5)	(13.8)	(62.7)	(55.9)
Interest expense	(16.7)	(15.0)	(63.7)	(59.3)
Income before income taxes (g)	278.9	339.0	1,127.5	1,134.2
Income tax provision	(77.6)	(90.3)	(299.9)	(307.4)
Net income	$201.3	$248.7	$827.6	$826.8

Diluted EPS	$1.50	$1.79	$6.09	$5.91

Adjusted EPS[2]	$1.57	$1.86	$6.40	$6.17

Average diluted shares	134.3	138.5	135.7	139.7

Segment operating margin
Architecture & Software (d/a)	27.3%	31.1%	29.4%	29.5%
Control Products & Solutions (e/b)	16.2%	15.8%	15.5%	13.6%
Total segment operating margin[1] (f/c)	20.9%	22.2%	21.6%	20.4%

Pre-tax margin (g/c)	17.3%	19.0%	17.9%	17.1%
1Total segment operating earnings and total segment operating margin are non-GAAP financial measures. We exclude purchase accounting depreciation and amortization, general corporate – net, non-operating pension costs, interest expense and income tax provision because we do not consider these costs to be directly related to the operating performance of our segments. We believe that these measures are useful to investors as measures of operating performance. We use these measures to monitor and evaluate the profitability of our Company. Our measures of total segment operating earnings and total segment operating margin may be different from those used by other companies.
2Adjusted EPS is a non-GAAP earnings measure that excludes the non-operating pension costs and their related income tax effects. See "Other Supplemental Information - Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate" section for more information regarding non-operating pension costs and a reconciliation to GAAP measures.

ROCKWELL AUTOMATION, INC.
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(in millions)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Sales	$1,607.5	$1,781.8	$6,307.9	$6,623.5
Cost of sales	(943.3)	(1,028.9)	(3,604.8)	(3,869.6)
Gross profit	664.2	752.9	2,703.1	2,753.9
Selling, general and administrative expenses	(360.7)	(397.8)	(1,506.4)	(1,570.1)
Other (expense) income	(7.9)	(1.1)	(5.5)	9.7
Interest expense	(16.7)	(15.0)	(63.7)	(59.3)
Income before income taxes	278.9	339.0	1,127.5	1,134.2
Income tax provision	(77.6)	(90.3)	(299.9)	(307.4)
Net income	$201.3	$248.7	$827.6	$826.8

ROCKWELL AUTOMATION, INC.
CONDENSED BALANCE SHEET INFORMATION
(in millions)

	September 30, 2015	September 30, 2014
Assets
Cash and cash equivalents	$1,427.3	$1,191.3
Short-term investments	721.9	628.5
Receivables	1,041.0	1,215.8
Inventories	535.6	588.4
Property, net	605.6	632.9
Goodwill and intangibles	1,258.3	1,296.8
Other assets	815.0	670.6
Total	$6,404.7	$6,224.3
Liabilities and Shareowners’ Equity
Short-term debt	$—	$325.0
Accounts payable	521.7	520.6
Long-term debt	1,500.9	900.4
Other liabilities	2,125.3	1,820.2
Shareowners’ equity	2,256.8	2,658.1
Total	$6,404.7	$6,224.3

ROCKWELL AUTOMATION, INC.
CONDENSED CASH FLOW INFORMATION
(in millions)

	Twelve Months Ended September 30,
	2015	2014
Operating activities:
Income from continuing operations	$827.6	$826.8
Depreciation and amortization	162.5	152.5
Retirement benefits expense	141.3	132.9
Pension contributions	(41.0)	(42.1)
Receivables/inventories/payables	88.2	(61.5)
Advanced payments from customers and deferred revenue	20.7	(8.4)
Compensation and benefits	(33.9)	43.3
Income taxes	(2.0)	(5.4)
Other	24.3	(4.8)
Cash provided by operating activities	1,187.7	1,033.3
Investing activities:
Capital expenditures	(122.9)	(141.0)
Acquisition of businesses, net of cash acquired	(21.2)	(81.5)
Purchases of short-term investments	(867.6)	(705.7)
Proceeds from maturities of short-term investments	762.7	447.8
Proceeds from sale of property	2.1	0.4
Other investing activities	—	(3.4)
Cash used for investing activities	(246.9)	(483.4)
Financing activities:
Net (repayment) issuance of short-term debt	(325.0)	146.0
Issuance of long-term debt, net of discount and issuance costs	594.3	—
Cash dividends	(350.1)	(320.5)
Purchases of treasury stock	(598.4)	(485.7)
Proceeds from the exercise of stock options	60.3	108.5
Excess income tax benefit from share-based compensation	12.4	29.9
Other financing activities	(1.6)	—
Cash used for financing activities	(608.1)	(521.8)
Effect of exchange rate changes on cash	(96.7)	(37.7)
Increase (decrease) in cash and cash equivalents	$236.0	$(9.6)

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Organic Sales
Our press release contains information regarding sales excluding the effect of changes in currency and organic sales, which we define as sales excluding the effect of changes in currency exchange rates and acquisitions. We believe these non-GAAP measures provide useful information to investors because they reflect regional and operating segment performance from our activities without the effect of changes in currency exchange rates and/or acquisitions. We use organic sales and sales excluding the effect of changes in currency as two measures to monitor and evaluate our regional and operating segment performance. We determine the effect of changes in currency exchange rates by translating the respective period’s sales using the currency exchange rates that were in effect during the prior year. When we acquire businesses, we exclude sales in the current year for which there are no comparable sales in the prior period. Organic sales growth is calculated by comparing organic sales to reported sales in the prior year. Sales are attributed to the geographic regions based on the country of destination.
The following is a reconciliation of reported sales to organic sales for the three and twelve months ended September 30, 2015 compared to sales for the three and twelve months ended September 30, 2014:

	Three Months Ended September 30,
	2015					2014
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$874.4	$1.5	$875.9	$(1.7)	$874.2	$899.4
Canada	87.7	17.2	104.9	—	104.9	116.0
Europe, Middle East, Africa	305.8	58.0	363.8	—	363.8	350.7
Asia-Pacific	212.9	17.6	230.5	—	230.5	256.2
Latin America	126.7	41.1	167.8	—	167.8	159.5
Total	$1,607.5	$135.4	$1,742.9	$(1.7)	$1,741.2	$1,781.8

	Year Ended September 30,
	2015					2014
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
United States	$3,446.8	$4.2	$3,451.0	$(6.1)	$3,444.9	$3,414.6
Canada	366.6	47.3	413.9	—	413.9	437.0
Europe, Middle East, Africa	1,174.0	208.6	1,382.6	(2.7)	1,379.9	1,351.8
Asia-Pacific	834.5	39.5	874.0	—	874.0	884.0
Latin America	486.0	97.6	583.6	—	583.6	536.1
Total	$6,307.9	$397.2	$6,705.1	$(8.8)	$6,696.3	$6,623.5

The following table reconciles reported sales to organic sales for our operating segments for the three and twelve months ended September 30, 2015 compared to sales for the three and twelve months ended September 30, 2014:

	Three Months Ended September 30,
	2015					2014
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$683.9	$60.6	$744.5	$—	$744.5	$747.4
Control Products & Solutions	923.6	74.8	998.4	(1.7)	996.7	1,034.4
Total	$1,607.5	$135.4	$1,742.9	$(1.7)	$1,741.2	$1,781.8

	Year Ended September 30,
	2015					2014
	Sales	Effect of Changes in Currency	Sales Excluding Effect of Changes in Currency	Effect of Acquisitions	Organic Sales	Sales
Architecture & Software	$2,749.5	$185.6	$2,935.1	$(2.2)	$2,932.9	$2,845.3
Control Products & Solutions	3,558.4	211.6	3,770.0	(6.6)	3,763.4	3,778.2
Total	$6,307.9	$397.2	$6,705.1	$(8.8)	$6,696.3	$6,623.5

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions, except per share amounts and percentages)

Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate

Our press release contains financial information and earnings guidance regarding Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate, which are non-GAAP earnings measures that exclude non-operating pension costs and their related income tax effects. We define non-operating pension costs as defined benefit plan interest cost, expected return on plan assets, amortization of actuarial gains and losses and the impact of any plan curtailments or settlements. These components of net periodic benefit cost primarily relate to changes in pension assets and liabilities that are a result of market performance; we consider these costs to be unrelated to the operating performance of our business. We believe that Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate provide useful information to our investors about our operating performance and allow management and investors to compare our operating performance period over period. Our measures of Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate may be different from measures used by other companies. These non-GAAP measures should not be considered a substitute for income from continuing operations, diluted EPS and effective tax rate.

The following are the components of operating and non-operating pension costs for the three and twelve months ended September 30, 2015 and 2014 (in millions):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Service cost	$21.2	$19.5	$85.7	$78.5
Amortization of prior service credit	(0.7)	(0.6)	(2.7)	(2.7)
Operating pension costs	20.5	18.9	83.0	75.8

Interest cost	41.6	43.4	167.2	174.2
Expected return on plan assets	(55.6)	(54.4)	(223.2)	(217.9)
Amortization of net actuarial loss	29.5	24.9	118.7	99.7
Settlements	—	(0.1)	—	(0.1)
Non-operating pension costs	15.5	13.8	62.7	55.9

Net periodic pension cost	$36.0	$32.7	$145.7	$131.7

The following is a reconciliation of income from continuing operations, diluted EPS from continuing operations, and effective tax rate to Adjusted Income, Adjusted EPS and Adjusted Effective Tax Rate (in millions, except per share amounts and percentages):

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2015	2014	2015	2014
Income from continuing operations	$201.3	$248.7	$827.6	$826.8
Non-operating pension costs	15.5	13.8	62.7	55.9
Tax effect of non-operating pension costs	(5.5)	(4.9)	(21.9)	(20.0)
Adjusted Income	$211.3	$257.6	$868.4	$862.7

Diluted EPS from continuing operations	$1.50	$1.79	$6.09	$5.91
Non-operating pension costs per diluted share	0.11	0.10	0.46	0.40
Tax effect of non-operating pension costs per diluted share	(0.04)	(0.03)	(0.15)	(0.14)
Adjusted EPS	$1.57	$1.86	$6.40	$6.17

Effective tax rate	27.8%	26.6%	26.6%	27.1%
Tax effect of non-operating pension costs	0.4%	0.4%	0.4%	0.4%
Adjusted Effective Tax Rate	28.2%	27.0%	27.0%	27.5%

Fiscal 2016 Guidance

Diluted EPS from continuing operations	$5.53 - $6.03
Non-operating pension costs per diluted share	0.58
Tax effect of non-operating pension costs per diluted share	(0.21)
Adjusted EPS	$5.90 - $6.40

ROCKWELL AUTOMATION, INC.
OTHER SUPPLEMENTAL INFORMATION
(in millions)
Free Cash Flow
Our definition of free cash flow, which is a non-GAAP financial measure, takes into consideration capital investments required to maintain the operations of our businesses and execute our strategy. We account for share-based compensation under U.S. GAAP, which requires that we report the excess income tax benefit from share-based compensation as a financing cash flow rather than as an operating cash flow. We have added this benefit back to our calculation of free cash flow in order to generally classify cash flows arising from income taxes as operating cash flows.
In our opinion, free cash flow provides useful information to investors regarding our ability to generate cash from business operations that is available for acquisitions and other investments, service of debt principal, dividends and share repurchases. We use free cash flow, as defined, as one measure to monitor and evaluate performance. Our definition of free cash flow may be different from definitions used by other companies.
The following table summarizes free cash flow by quarter:

	Quarter Ended
	Dec. 31, 2013	Mar. 31, 2014	Jun. 30, 2014	Sep. 30, 2014	Dec. 31, 2014	Mar. 31, 2015	Jun. 30, 2015	Sep. 30, 2015
Cash provided by continuing operating activities	$203.5	$202.8	$301.1	$325.9	$268.2	$285.2	$286.3	$348.0
Capital expenditures	(35.6)	(22.7)	(38.1)	(44.6)	(40.0)	(18.0)	(25.2)	(39.7)
Excess income tax benefit from share-based compensation	10.7	7.9	10.5	0.8	4.4	2.2	5.6	0.2
Free cash flow	$178.6	$188.0	$273.5	$282.1	$232.6	$269.4	$266.7	$308.5

Return On Invested Capital
Our press release contains information regarding Return On Invested Capital (ROIC), which is a non-GAAP financial measure. We believe that ROIC is useful to investors as a measure of performance and of the effectiveness of the use of capital in our operations. We use ROIC as one measure to monitor and evaluate performance. Our measure of ROIC may be different from that used by other companies. We define ROIC as the percentage resulting from the following calculation:
(a) Income from continuing operations, before interest expense, income tax provision, and purchase accounting depreciation and amortization, divided by;
(b) average invested capital for the year, calculated as a five quarter rolling average using the sum of short-term debt, long-term debt, shareowners’ equity, and accumulated amortization of goodwill and other intangible assets, minus cash and cash equivalents and short-term investments, multiplied by;
(c) one minus the effective tax rate for the period.
ROIC is calculated as follows (in millions, except percentages):

	Twelve Months Ended
	September 30,
	2015	2014
(a) Return
Income from continuing operations	$827.6	$826.8
Interest expense	63.7	59.3
Income tax provision	299.9	307.4
Purchase accounting depreciation and amortization	21.0	21.6
Return	1,212.2	1,215.1
(b) Average invested capital
Short-term debt	166.6	275.5
Long-term debt	1,261.9	905.3
Shareowners’ equity	2,521.3	2,680.7
Accumulated amortization of goodwill and intangibles	792.6	772.7
Cash and cash equivalents	(1,376.1)	(1,210.6)
Short-term investments	(639.3)	(485.2)
Average invested capital	2,727.0	2,938.4
(c) Effective tax rate
Income tax provision	299.9	307.4
Income from continuing operations before income taxes	$1,127.5	$1,134.2
Effective tax rate	26.6%	27.1%
(a) / (b) * (1-c) Return On Invested Capital	32.6%	30.1%